Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-effective Amendment No.1 to the Registration Statement (Form S-8 No. 333-218913) pertaining to the Canadian Imperial Bank of Commerce (“CIBC”) of our report dated June 25, 2020, with respect to the financial statements and supplemental schedule of the CIBC World Markets Incentive Savings Plan for United States Employees (the “Plan”) included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 25, 2021